UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2016

ROCK CREEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-15324 (Commission File Number)	52-1402131 (IRS Employer Identification No.)

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

(Address of principal executive offices, including zip code)

844-727-0727

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 7, 2016, Rock Creek Pharmaceuticals, Inc. (the “Company”) entered into an Interim Note Agreement with Hudson Bay Master Fund Ltd. (“Hudson Bay”), a holder of a Senior Secured Convertible Notes in the original principal amount of $13 million issued by the Company in a private placement on October 15, 2015 (the “Hudson Bay Note”). On July 7, 2016, the Company also entered into an Interim Note Agreement with Alto Opportunity Master Fund, SPC (“Alto”), which acquired from the Company a Senior Secured Convertible Note in the original principal amount of $7.0 million also on October 15, 2015 (the “Alto Note”, and together with the Hudson Note, the “Notes”).

Under the Hudson Bay Interim Note Agreement, Hudson Bay agreed that, during the period through August 12, 2016, or such sooner date on which the Company holds its 2016 annual stockholder meeting (the “Interim Period”), Hudson Bay will refrain from selling shares of the Company’s common stock at a price less than $.02 per share (subject to adjustment for stock splits, reverse stock splits, and the like) on which the aggregate composite daily dollar trading volume of the Company’s common stock fails to be at least $225,000, and Hudson Bay will refrain from selling on any trading day an amount of Company common stock equal to more than 30% of the aggregate composite daily trading volume of the Company’s common stock. Under the Alto Interim Note Agreement, Alto agreed that, during the Interim Period, Alto will refrain from selling shares of the Company’s common stock at a price less than $.02 per share (subject to adjustment for stock splits, reverse stock splits, and the like) on which the aggregate composite daily dollar trading volume of the Company’s common stock fails to be at least $225,000, and Alto will refrain from selling on any trading day an amount of Company common stock equal to more than 20% of the aggregate composite daily trading volume of the Company’s common stock.

Under both Interim Note Agreements, the Company has agreed that it will call its annual stockholder meeting for a date no later than August 12, 2016 and will propose and recommend to its stockholders at the meeting a reverse stock split with a range of values of up to a reverse split of one-for-200 shares, with the final value to be determined by the Board of Directors of the Company after the vote.

In connection with the Hudson Bay Interim Note Agreement, the Company issued 8,515,000 shares of common stock to Hudson Bay as conversion shares toward the payment of the Company’s July amortization payment under the Hudson Bay Note. In connection with the Alto Interim Note Agreement, the Company issued 8,315,000 shares of common stock to Alto as conversion shares toward the payment of the Company’s July amortization payment under the Alto Note. After giving effect to the issuance of these conversion shares to Hudson Bay and Alto, as of July 7, 2016, the Company had approximately 170,444,758 shares of common stock outstanding, and the remaining outstanding principal balance of the Notes was approximately $15.1 million in the aggregate.

Under the Hudson Bay Interim Note Agreement, Hudson Bay agreed to consent to the release to the Company of an aggregate of $300,000 from the deposit control account that secures the repayment of the Hudson Bay Note on July 25, 2016 subject to compliance with various equity conditions. Under the Alto Interim Note Agreement, Alto agreed to consent to the release to the Company of an aggregate of $200,000 from the deposit control account that secures the repayment of the Alto Note on July 25, 2016 subject to compliance with various equity conditions. As of July 7, 2016, an aggregate of approximately $10.88 million remains in the Company’s deposit control accounts before giving effect to the anticipated July 25 release.

The foregoing does not purport to be a complete description of the Interim Note Agreements and is qualified in its entirety by reference to the full text of the Interim Note Agreements, a form of which is attached as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

10.1	Form of Interim Note Agreement, dated July 7, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCK CREEK PHARMACEUTICALS, INC.

By:	/s/ Michael J. Mullan
Michael J. Mullan
Chairman of the Board and Chief Executive Officer

Date: July 8, 2016